Exhibit 21.1
ATKORE INC.
Significant Subsidiaries
As of September 30, 2025

Entity Name	Jurisdiction of Incorporation
AFC Cable Systems, Inc.	Delaware
Allied Luxembourg S.a.r.l.	Luxembourg
Allied Products UK Limited	United Kingdom
Allied Tube & Conduit Corporation	Delaware
Atkore Construction Technologies NZ Limited	New Zealand
Atkore Foreign Holdings, Inc.	Delaware
Atkore HDPE, LLC	Delaware
Atkore Holdings IX (Denmark) ApS	Denmark
Atkore International, Inc.	Delaware
Atkore Management, LLC	Delaware
Atkore Metal Products (Changshu Co., Ltd.)	China
Atkore Metal Products Pte Limited	Singapore
Atkore Plastic Pipe Corporation	Delaware
Atkore Plastics Southeast, LLC	Delaware
Atkore Southwest, LLC	Delaware
Calpipe Industries, LLC	California
Columbia-MBF Inc.	Canada
FlexHead Industries, Inc.	Massachusetts
Flexicon Australia Pty Limited	Australia
Flexicon Limited	United Kingdom
FRE Composites, Inc.	Canada
Kalanda Enterprises Pty Limited	Australia
Marco Cable Management Limited	United Kingdom
Sasco Tubes & Roll Forming Inc.	Canada
Standard Industries Co. Limited	Hong Kong
Swan Metal Skirting Pty Limited	Australia
Tekflex Limited	United Kingdom - Dormant
TKN, Inc.	Rhode Island
Unistrut (New Zealand) Holdings Pty Limited	Australia
Unistrut Australia Pty Limited	Australia
Unistrut Cable Management and Protection Systems	Israel
Unistrut International Corporation	Nevada
Unistrut Limited	United Kingdom
United Poly Systems Holdings, Inc.	Delaware
United Poly Systems, LLC	Missouri
Vergo Coating BVBA	Belgium
Vergo Galva NV	Belgium
Vergokan International NV	Belgium
Vergokan NV	Belgium
Vergokan OOO	Russia
Vergokan SAS	France
Western Poly Pipe & Conduit, LLC	Oregon